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                                                                EXHIBIT 99.2

           CENVEO ANNOUNCES THAT FORMER MAYOR OF DENVER WELLINGTON
                    WEBB WILL JOIN ITS BOARD OF DIRECTORS

ENGLEWOOD, COLO. August 23, 2004 - Cenveo, Inc. (NYSE: CVO) today announced that The Honorable Wellington Webb is joining its Board of Directors.

Wellington Webb, former mayor of Denver, has had a distinguished public service career since 1972 when he was elected to the Colorado House of Representatives. After serving as Regional Director of the U.S. Department of Health Education and Welfare, he was appointed Executive Director of the Colorado Department of Regulatory Agencies and was subsequently elected as the Denver City Auditor. He was elected Mayor of Denver in 1991 and reelected in 1995 and 1999. He is the former President of the United States Conference of Mayors.

Wellington Webb's consulting business, Webb Group International LLC, was established in 2003. It specializes in working with cities to build and finance hotel and convention centers, managing convention centers or other public facilities, downtown economic projects, Affirmative Action Ordinance for construction and professional service contracts, which has been reviewed and accepted by the U.S. Supreme Court, and representing cities and businesses with economic opportunities in Asia and Africa.

Mr. Webb received a BA and an MA in Sociology from Colorado State College and University of Northern Colorado, respectively. He also holds honorary doctorates from the University of Colorado and Metropolitan State College.

Mr. Webb is also the Vice Chair of the Democratic National Committee and serves on the following boards: Maximus Corporation, National Homebuyers Association and The Labor's Community Agency.

"We are honored that Mr. Webb has agreed to be part of our Board," stated Paul Reilly, President, Chairman and CEO. "He brings a wealth of experience and a unique perspective."

ABOUT CENVEO
Cenveo, Inc. (NYSE: CVO - News), www.cenveo.com, is one of North America's
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leading providers of visual communications with one-stop services from design through fulfillment. The company is uniquely positioned to serve both direct customers through its commercial segment, and distributors and resellers of printed office products through its Quality Park resale segment. The company's broad portfolio of services and products include e-services, envelopes, offset and digital printing, labels and business documents. Cenveo currently has approximately 10,000 employees and more than 80 production locations plus five advanced fulfillment and distribution centers throughout North America. In early 2004, Cenveo was voted second place in the printing and publishing category as Fortune Magazine's Most Admired Companies and ranked number five of the Russell 3000 companies on Corporate Governance Quotients by Institutional Shareholder Services. The company is headquartered in Englewood, Colorado.

For more information about Cenveo, visit the company's web site at www.Cenveo.com.

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